[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

EXHIBIT 10.58

Drug Product Development and Clinical Supply Agreement

THIS DRUG PRODUCT DEVELOPMENT AND CLINICAL SUPPLY AGREEMENT (the “Agreement”) is effective as of the 28th day of April 2006 (the “Effective Date”).

BY AND BETWEEN:

NUVELO, INC., a corporation organized and existing under the laws of the state of Delaware, with its principal offices located at 201 Industrial Road, Suite 310, San Carlos, CA 94070 (hereinafter referred to as “NUVELO”);

AND:

BAXTER PHARMACEUTICAL SOLUTIONS LLC, a Delaware limited liability company, with a place of business located at 927 South Curry Pike in Bloomington, Indiana 47403 (hereinafter referred to as “BPS”);

WHEREAS, NUVELO has rights to patents, formulations and know-how related to each Drug Product, as defined below;

WHEREAS, BPS has the expertise and the manufacturing facility suitable for the Production (as defined below) and Development (as defined below) of Drug Product;

WHEREAS, NUVELO wishes to have BPS Produce and Develop Drug Product and BPS wishes to Produce and Develop Drug Product for NUVELO;

NOW, THEREFORE, in consideration of the premises and the undertakings, terms, conditions and covenants set forth below, the Parties hereto agree as follows:

Article 1, DEFINITIONS.

1.1	AFFILIATE of a Party hereto shall mean any entity that controls or is controlled by such Party, or is under common control with such Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity.

1.2	BLA shall mean the FDA required Biologics License Application, or the equivalent thereof in any other jurisdiction.

1.3	APPLICABLE LAWS shall mean all applicable supranational, national or local laws, rules and regulations of the United States and the European Union that apply to the production of pharmaceutical products, including without limitation

NUVELO	Page 1 of 36	CONFIDENTIAL

the sections of the FD&C Act relating to biologics manufacture, as amended from time to time, the regulations promulgated pursuant thereto, and any successor laws, rules or regulations of any of the preceding. A law that applies specifically to the Production of Drug Product, and not generally to the production of pharmaceutical products, does not become an Applicable Law under this Agreement until it is disclosed in written or Electronic form to BPS by NUVELO.

1.4	BATCH shall mean a specific quantity of a Drug Product, comprising a number of units mutually agreed upon between NUVELO and BPS, that (a) is intended to have uniform character and quality within specified limits, and (b) is Produced according to a single manufacturing order during the same cycle of manufacture.

1.5	BATCH PURCHASE PRICE (BPP) shall mean the fees and costs charged for the Production of a specific Batch, as expressly set forth in the applicable Project Plan.

1.6	BILL of MATERIALS shall mean a bill of materials which sets forth in detail the specific components, materials and excipients necessary for performance under a particular Plan or set of specifically-related Plans. Each Bill of Materials will be generated electronically by BPS and transmitted electronically to NUVELO. NUVELO shall review, approve and execute, or modify, the applicable Bill of Materials. If NUVELO modifies the Bill of Materials, the Parties will promptly commence discussions on the components, materials and excipients to be set forth in the Bill of Materials. Once the Parties have reached agreement on the content of the Bill of Materials and a new Bill of Materials has been generated and transmitted electronically to NUVELO by BPS, NUVELO shall return one (1) executed copy of the final version of the Bill of Materials to BPS. BPS is bound by any Bill of Materials electronically submitted to Nuvelo that NUVELO executes without modifying its terms.

1.7	BPS SOPs shall mean BPS’ standard operating procedures, which do not include the DPS SOPs. Copies of BPS SOPs will be made available to NUVELO for auditing purposes in accordance with Section 5.8. BPS SOPs shall be deemed approved by NUVELO [ * ], but deemed approval of BPS SOPs does not, nor shall it be deemed to result in, approval of any DPS SOP or any MBR in which any BPS SOP is referenced.

1.8	BULK DRUG SUBSTANCE (BDS) shall mean the active compound, alfimeprase, as set forth in the Development Plan and/or Project Plan, to be supplied by NUVELO for use in Production or Development of Drug Product.

1.9	cGMP shall mean current Good Manufacturing Practices as defined and established in 21 CFR Parts 210-211 and in Eudralex - Volume 4 - Medicinal Products for Human and Veterinary Use - Good Manufacturing Practice, and any successor laws, rules or regulations of any of the preceding.

1.10	CANCELLATION FEES shall mean the fees set forth in Section 3.4.

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 2 of 36	CONFIDENTIAL

1.11	CERTIFICATE OF ANALYSIS shall mean a section of the QCMD containing a compilation of the analytical tests methods applied, specifications for each test and test results for a particular Batch of Drug Product.

1.12	COMPONENTS shall mean all components, including without limitation vials, stoppers, seals, raw materials and excipients, used by BPS in Production of Drug Product under this Agreement, including components provided by BPS and components provided by NUVELO, but specifically excluding Capital Equipment. All Components are identified as either components supplied by NUVELO (the “NUVELO Supplied Components”) or components supplied by BPS (the “BPS Supplied Components”). All BPS Supplied Components necessary for the performance of a particular Plan are listed in the Bill of Materials applicable to that particular Plan. All NUVELO Supplied Components applicable to a particular Plan are set forth in the applicable Plan. Any and all NUVELO Supplied Components that need to be stored in an environmentally-controlled location to avoid loss or damage are referred to herein as “NUVELO EC Components”.

1.13	CONFIDENTIAL INFORMATION shall mean all Information disclosed by one Party (the “Disclosing Party”), its officers, directors, employees, consultants, contractors or agents and those of its Affiliates to the other Party (the “Receiving Party”) that is marked “Confidential” at the time of disclosure if disclosed in written or tangible form; or is disclosed orally or disclosed by visual observation during a tour, site visit, or audit of either Party or any of their Affiliates’ laboratories, manufacturing plants or other facilities. Notwithstanding the preceding, if a Party fails to mark written or tangibly disclosed Information as “Confidential,” but notifies the other Party in writing of the confidential nature of the Information within ten (10) business days after the date of disclosure, the Information shall become “Confidential Information” as set forth herein. Confidential Information shall not include Information which: (i) is known to the Receiving Party as evidenced by its written records before receipt thereof from the Disclosing Party; (ii) is disclosed to the Receiving Party by a third person who has the right to make such disclosure; (iii) is or becomes part of the public domain through no breach of this Agreement by the Receiving Party; or (iv) the recipient can reasonably establish by competent evidence is independently developed by an employee, consultant or agent of the Receiving Party without reference to or use of the Confidential Information disclosed by the Disclosing Party.

1.14	DEVELOPMENT shall mean studies conducted by BPS to develop a process to Produce Drug Product, in accordance with the Specifications, cGMP and Applicable Laws. Development activities agreed upon by the Parties shall be expressly set forth in a Development Plan.

1.15	DEVELOPMENT PLAN shall mean a document containing the parameters for the Development of Drug Product which shall be developed by BPS in conjunction with NUVELO and agreed to in writing by the Parties for each Drug Product under this Agreement.

NUVELO	Page 3 of 36	CONFIDENTIAL

1.16	DELIVERABLES shall mean: (a) all Drug Product, all unused BDS and NUVELO Components (“Material Deliverables”); and (b) any and all information, data, materials, reports and documentation to be delivered to NUVELO by BPS in accordance with an applicable Plan, this Agreement or the Quality Agreement (“Information Deliverables”), except that Information Deliverables shall not include [ * ], any [ * ] or [ * ] or [ * ], or the formatting of any documentation generated by BPS, [ * ] or [ * ] information, data, materials, reports or documentation provided to NUVELO by BPS in accordance with an applicable Plan, this Agreement or the Quality Agreement.

1.17	DOCUMENT REVIEW PERIOD has the meaning assigned to it in Section 6.1.

1.18	DRUG PRODUCT shall mean pharmaceutical product (or placebo, if applicable) Developed or Produced by BPS in final liquid or lyophilized dosage form, capped, packaged and labeled for shipment for development and/or clinical use only, as specified in this Agreement and the applicable Plan.

1.19	DRUG PRODUCT SPECIFIC SOPs (DPS SOPs) shall mean standard operating procedures that are specific to the Production of Drug Product. DPS SOPs shall be approved by both Parties by prior written or prior Electronically-documented approval.

1.20	ELECTRONIC or ELECTRONICALLY shall mean e-mail transmission, receipt of the transmission confirmed by e-mail return receipt; or facsimile transmission, receipt of the transmission confirmed by fax transmittal confirmation page.

1.21	EXPOSURE EVENT shall have the meaning set forth in the Quality Agreement.

1.22	FDA shall mean the United States Food and Drug Administration or any successor entity thereto.

1.23	FD&C ACT shall mean the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time.

1.24	FINAL RELEASE shall mean NUVELO’s acceptance of the Release Documentation provided to NUVELO by BPS for a particular Batch of Drug Product, which acceptance shall be set forth in a written notice to BPS. “Finally Released” shall mean and refer to a Batch for which Release Documentation has been accepted by NUVELO.

1.25	INFORMATION shall mean any and all scientific, technical, trade, financial, personnel or business information, whether tangible or intangible and whether or not patentable or copyrightable, including without limitation: a) inventions, discoveries, methods, know-how, processes, code, data, formulations or diagrams; b) amino acid or nucleic acid sequences, expression systems, cells, cell lines,

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 4 of 36	CONFIDENTIAL

organisms, antibodies, biological substances, and any constituents, progeny, mutants, derivatives or replications of them or from them, together with all reagents, chemical compounds or other material; and c) information regarding equipment or apparatus, software, clinical or regulatory reports and filings, patent prosecution status and strategy, business plans or research, financial, employment, operational or marketing developments.

1.26	INVENTION has the meaning assigned to it in Section 11.2.

1.27	LABELING shall mean all labels and other written, printed, or graphic matter upon: (i) Drug Product or any container, carton, or wrapper utilized with Drug Product; or (ii) any written material accompanying Drug Product.

1.28	MASTER BATCH RECORD (MBR) shall mean the formal set of instructions setting forth the procedure to be followed for the Production of Drug Product, including but not limited to the history of a Batch from the raw material stage up through and until completion of the Batch, a complete list of all active and inactive ingredients, components, weights and measures, descriptions of Drug Product containers, closures, packaging materials, and labeling and complete specifications for each.

1.29	NON-CONFORMITY and NON-CONFORMING have the meaning assigned to each of them in Section 6.1.2.

1.30	PARTY shall mean either NUVELO or BPS, and PARTIES shall mean both NUVELO and BPS.

1.31	PLAN shall mean any Project Plan, Development Plan or Regulatory Plan.

1.32	PRODUCTION or PRODUCE, and any conjugated forms of the preceding, shall mean, as applicable in the applicable Plan, the formulation, lyophilization, filling, packaging, inspection, labeling, or testing of Drug Product by BPS.

1.33	PRODUCT REQUIREMENTS has the meaning assigned to it in Section 6.1.

1.34	PROJECT PLAN shall mean the document containing the parameters for Production of Drug Product which shall be developed by BPS in conjunction with NUVELO and agreed to in writing by both Parties for each Drug Product under this Agreement.

1.35	PURCHASE PRICE shall mean the total amount of compensation to be paid by NUVELO to BPS under a particular Plan for, or in support of, Development or Production, as specified in the applicable Plan. The Purchase Price may consist of a Batch Purchase Price and other fees and costs for services that are not for the Production of a specific Batch, and therefore not part of the Batch Purchase Price.

1.36	QUALITY AGREEMENT shall mean the agreement with that title executed by each of the Parties that allocates responsibilities for quality in relation to Drug Product including, but not limited to: the quality standards mutually agreed upon in writing applicable for the Production of Drug Product under this Agreement in

NUVELO	Page 5 of 36	CONFIDENTIAL

accordance with cGMP and the Release of Drug Product, specifically including the Release Documentation; and the roles and responsibilities of each Party’s personnel in relation to quality assurance matters under this Agreement.

1.37	QUALITY CONTROL MASTER DOCUMENT (QCMD) shall mean a document, agreed upon in writing or prior Electronically-documented approval by the Parties, that lists for each individual Batch, the analytical testing to be performed on, and corresponding Specifications for, the Bulk Drug Substance, raw materials, consumables and in-process materials and Drug Product, and includes the Certificate of Analysis for the Batch.

1.38	REGULATORY AUTHORITY shall mean those agencies or authorities responsible for regulation of Drug Product in the United States, the European Union and in the other territories of the world. BPS shall have no obligation to Produce Drug Product in compliance with the requirements of a Regulatory Authority, [ * ], unless the Regulatory Authority is specified in the applicable Plan. Each Plan generated by BPS under this Agreement and delivered to NUVELO is required to include a list of Regulatory Authorities, [ * ] NUVELO may, in its sole discretion, agree to limit the Regulatory Authorities applicable to a particular Plan by agreeing to an express statement in the applicable Plan that [ * ] are not applicable to Production under the applicable Plan.

1.39	REGULATORY PLAN shall mean a document containing regulatory services and support for the development and maintenance of regulatory submissions and supporting documentation mutually developed by the Parties and agreed to in writing by the Parties.

1.40	RELEASE, or with correlative meaning, RELEASED, shall mean the process by which, in respect of each Batch, BPS’ quality assurance team:

1.40.1	reviews and approves completed Batch records;

1.40.2	closes out all exceptions;

1.40.3	issues a QCMD; and

1.40.4	reviews and approves any additional documents as identified in the Quality Agreement.

1.41	RELEASE DOCUMENTATION shall mean the following documentation prepared by BPS and provided to NUVELO by BPS after Release:

1.41.1	Released Executed Batch Record, which includes the QCMD;

1.41.2	Batch-related manufacturing documentation, as set forth in the Quality Agreement;

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 6 of 36	CONFIDENTIAL

1.41.3	The QC Batch-related analyses, as set forth in the Quality Agreement; and

1.41.4	Certificate of Analysis (located in the QCMD).

1.42	RELEASED EXECUTED BATCH RECORD shall mean, for each Batch of Drug Product that has been Released: a written record that includes: (i) the completed Batch record, to include the items set forth in the Quality Agreement, and associated exception reports; (ii) the statement of conformance, if requested by NUVELO pursuant to, or if it is otherwise incorporated into, the relevant MBR; and (iii) the associated QCMD.

1.43	SPECIFICATIONS shall mean the specifications, including without limitation the specifications for raw materials, consumables, in-process testing and in-process materials: (i) for Drug Product set forth in the Master Batch Record or QCMD; (ii) for Drug Product provided to BPS by NUVELO and included in the product specification section of the QCMD for a particular Batch; and (iii) to the extent that BPS is required to test the Bulk Drug Substance (i.e., formulated BDS or sterile-filtered BDS), for the Bulk Drug Substance, as further set forth in the Quality Agreement.

Article 2, DEVELOPMENT AND PRODUCTION OF DRUG PRODUCT.

2.1	Initiation: Upon execution of this Agreement and a corresponding Development Plan for each Drug Product, BPS will use good faith, diligent efforts to develop Drug Product pursuant to the Development Plan for that Drug Product, including any timelines established in that Development Plan. Upon execution of this Agreement and a corresponding Project Plan for each Drug Product, BPS will use good faith, diligent efforts to Produce Drug Product pursuant to the Project Plan, including any timelines established in that Project Plan.

2.2	Documentation; Plans:

2.2.1 Development Plan. Prior to commencing Development hereunder for any Drug Product, BPS shall deliver two (2) signed originals of the mutually developed Development Plan to NUVELO. If NUVELO approves of the Development Plan, NUVELO shall sign both originals of the Development Plan and return one (1) fully executed original to BPS. Each fully executed Development Plan is incorporated herein by reference and made a part of this Agreement. Neither Party shall have any obligation with respect to the commencement of Development for a Drug Product until the Parties have executed a Development Plan for such Drug Product. In the event of a conflict between any of the provisions of this Agreement and a Development Plan, the provisions of this Agreement govern.

2.2.2 Project Plan. Prior to commencing Production of any Drug Product, BPS shall deliver two (2) signed originals of the mutually developed Project Plan to NUVELO. If the Project Plan is acceptable to NUVELO,

NUVELO	Page 7 of 36	CONFIDENTIAL

NUVELO shall sign both originals of the Project Plan and return one (1) fully executed original to BPS. Each fully executed Project Plan is incorporated herein by reference and made a part of this Agreement. Neither Party shall have any obligation with respect to the Production of a Drug Product until both Parties have executed a Project Plan for such Drag Product. In the event of a conflict between any of the provisions of this Agreement and a Project Plan, the provisions of this Agreement govern.

2.2.3 Regulatory Plan. BPS shall execute any mutually agreed upon Regulatory Plan and deliver two (2) originals of the Regulatory Plan to NUVELO. If a Regulatory Plan is acceptable to NUVELO, NUVELO shall sign both originals of the Regulatory Plan and return one (1) fully executed original to BPS. Upon full execution, the Regulatory Plan is incorporated herein by reference and made a part of this Agreement. Neither Party shall have any obligation with respect to the performance of regulatory services or the provision of regulatory support for a Drug Product until the Parties have executed a Regulatory Plan in writing for such Drag Product. For the avoidance of doubt, any and all obligations set forth in the Quality Agreement are not and shall not be deemed to be regulatory services or regulatory support requiring the execution of a Regulatory Plan. In the event of a conflict between any of the provisions of this Agreement and the Regulatory Plan, the provisions of this Agreement govern.

2.2.4 Master Batch Records; Changes to MBRs. Master Batch Records shall be reviewed and approved by BPS and by NUVELO prior to commencement of Production. The MBR for Drug Product may be amended, supplemented or restated from time to time by mutual written agreement of the Parties. No changes to the content, specifically including written, graphic, tabular or pictorial content, of an MBR, other than the correction of typographical or formatting errors, or the inclusion of documentation in a Batch-Specific MBR regarding the occurrence of an exception or deviation from the manufacturing process established in the then-current MBR, as discussed in more detail below, will be made without NUVELO’s prior written or prior Electronically- documented approval. Each Batch of Drug Product shall be Produced by using a copy of the then-current Master Batch Record. Each copy of the then-current Master Batch Record for a particular Batch of Drag Product (“Batch-Specific MBR”) shall be assigned a unique Batch number. Any deviation or exception from the manufacturing process specified in the then-current Master Batch Record must be documented in the Batch-Specific MBR. For clarity, BPS’ inclusion of documentation in a Batch-Specific MBR regarding the occurrence of a deviation or exception from the manufacturing process specified in the then-current MBR is not considered a change to an MBR requiring NUVELO approval as set forth above in this Section 2.2.4; however, any change to the manufacturing process specified in the then-current MBR that is proposed as a result of the occurrence of the exception or deviation that is documented in the Batch-Specific MBR would be a change requiring both Parties approval, as discussed above. BPS also shall provide NUVELO with copies of the Released Executed Batch Record for each Batch, as part of the Release Documentation. BPS shall provide NUVELO with

NUVELO	Page 8 of 36	CONFIDENTIAL

any required supporting Development and Production documentation in a form reasonably suitable for NUVELO’s submission to the FDA.

2.2.5 Quality Agreement. If the Quality Agreement has not been executed as of the Effective Date, then once the terms of the Quality Agreement have been mutually agreed upon by the Parties, BPS shall execute the mutually agreed upon Quality Agreement and deliver two (2) originals of the Quality Agreement to NUVELO for NUVELO’s execution. If the Quality Agreement is acceptable to NUVELO, NUVELO shall sign both originals of the Quality Agreement and return one (1) fully executed original to BPS. Upon full execution, the Quality Agreement is incorporated herein by reference and made a part of this Agreement. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement, [        *        ].

2.2.6 Resources Necessary for and Amendments to Plans. BPS shall commit the resources and facilities necessary to perform Production and Development in accordance with the terms and conditions of this Agreement and the Plans. The Parties may amend any Plan upon commercially reasonable terms upon mutual written agreement of the Parties. The Parties recognize that the Parties will need to amend a Plan if NUVELO requires BPS to carry out additional or different work to that specified in the applicable Plan. Any amendment to a Plan that is mutually agreed upon in writing by the Parties is deemed to be incorporated into, and becomes a part of, the applicable Plan.

2.3	Bulk Drug Substance and Component Supply: NUVELO, at its sole cost and expense (including, without limitation, shipping costs), shall supply to BPS, in the manner and upon the timeline set forth in the applicable Plan, (a) all Bulk Drug Substance and (b) all other NUVELO Supplied Components. Except as may specifically be set forth otherwise in the applicable Plan or Quality Agreement, on receipt of the Bulk Drug Substance and NUVELO Supplied Components as set forth above, BPS’ sole obligation with respect to evaluation of the Bulk Drug Substance and NUVELO Supplied Components shall be to review the accompanying Certificate of Analysis to confirm that the Bulk Drug Substance and any NUVELO Supplied Components conform with the specifications pursuant to BPS’ receiving SOPs.

2.4	Bulk Drug Substance and Component Delivery Delays: BPS shall provide to NUVELO the vendor ordering lead times for all BPS Supplied Components prior to or contemporaneously with the Bill of Materials. BPS shall have no responsibility for delays in delivery of Drug Product caused by delays in receipt of BPS Supplied Components so long as: (i) BPS has complied with the applicable BPS Supplied Component vendor ordering lead times; (ii) the vendor ordering lead times have been disclosed to NUVELO prior to or contemporaneously with the Bill of Materials; and (iii) BPS maintains at all times at BPS’ facility, at least the number of Components necessary to diligently perform BPS’ obligations under all then-current Plans [ * ]. BPS

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 9 of 36	CONFIDENTIAL

shall have no responsibility for delays in delivery of Drug Product resulting from delays in receipt of Bulk Drug Substance or NUVELO-Supplied Components. In the event that BPS receives the Bulk Drug Substance for Production of Drug Product from NUVELO with less time than stated in the applicable Plan prior to the scheduled date of Production of such Drug Product, as such scheduled date is set forth in the applicable Plan, but within sufficient time to Produce such Drug Product on such scheduled date, the sufficiency of the time required to Produce such Drug Product as reasonably determined by BPS, BPS shall [        *        ] Produce such Drug Product as per the original schedule. In the event that BPS receives the Bulk Drug Substance for Production of Drug Product from NUVELO with less time than stated in the applicable Plan prior to the scheduled date of Production of such Drug Product, as such scheduled date is set forth in the applicable Plan, and without sufficient time to Produce such Drug Product on the scheduled date, the insufficiency of the time required to Produce such Drug Product as reasonably determined by BPS, BPS shall reschedule Production of such Drug Product and shall charge NUVELO the applicable Cancellation Fee.

2.5	Importer of Record: In the event any material or equipment to be supplied by NUVELO, including without limitation NUVELO Supplied Components and Bulk Drug Substance, is imported into the United States for delivery to BPS (the “Imported Goods”), such Imported Goods shall be imported DDP Bloomington, IN (Incoterms 2000). NUVELO shall be the “Importer of Record” of such Imported Goods. As the Importer of Record, NUVELO shall be responsible for all aspects of the Imported Goods including, without limitation (a) customs and other regulatory clearance of Imported Goods, (b) payment of all tariffs, duties, customs, fees, expenses and charges payable in connection with the importation and delivery of the Imported Goods, and (c) keeping all records, documents, correspondence and tracking information required by applicable laws, rules and regulations arising out of or in connection with the importation or delivery of the Imported Goods.

2.6	Material Safety Data Sheet: NUVELO shall provide BPS a Material Safety Data Sheet for Bulk Drug Substance and for each Drug Product. Prior to Development or Production, NUVELO shall notify BPS in writing of all usual or anticipated side effects resulting from exposure to the BDS or Drug Product that may occur as a result of all activities performed under this Agreement. BPS shall notify NUVELO in accordance with Section 16.1, unless an individual is designated by NUVELO in writing to receive such notice in accordance with an applicable Plan, of any Exposure Event. BPS shall advise NUVELO immediately of any safety or toxicity problems of which it becomes aware regarding the Drug Product. BPS shall perform its obligations under this Agreement in compliance with all Applicable Laws, specifically including any laws or regulations relating to personnel safety and environmental controls.

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 10 of 36	CONFIDENTIAL

2.7	Vendor and Supplier Audit and Certification: NUVELO is responsible for assuring that vendors and suppliers of raw materials and Components used in the Production of Drug Product have been certified and audited, as further set forth in the Quality Agreement. NUVELO shall provide BAXTER with a certification of audit for each manufacturer of BDS prior to Production from NUVELO’s quality assurance team.

2.8	Storage: BPS shall store [ * ] NUVELO EC Components [ * ] in a secure, environmentally-controlled and monitored location to prevent loss and damage thereto. NUVELO shall review BPS’ security during its’ annual audits pursuant to Section 5.8. NUVELO Supplied Components (excluding the NUVELO EC Components) and Capital Equipment shall be stored by BPS in a secure location [ * ]. In no event shall BPS be required to store Drug Product for more than [ * ] days after Release of the Drug Product without BPS’ prior written consent and NUVELO’s agreement to reimburse BPS for all reasonable costs incurred by BPS to continue with such storage after the initial [ * ] day period. Acceptance and rejection of Drug Product are expressly addressed in Article 6, and acceptance shall not be inferred from NUVELO’s taking delivery of Drug Product in accordance with this Section 2.8 or Section 2.9.

2.9	Delivery Terms: BPS shall deliver all Released Drug Product (or Drug Product being shipped under quarantine at the request of NUVELO and upon BPS consent, such consent not to be unreasonably withheld or delayed) to a carrier designated by NUVELO FCA (Incoterms 2000) Bloomington, Indiana. Notwithstanding the preceding, BPS is responsible for the loading of the Drug Product onto or into the containers or trucks of the carrier and shall bear all costs of such loading. NUVELO is responsible for the shipping costs, other than any costs associated with loading, and shall procure, at its cost, insurance covering damage or loss of the Drug Product during shipping or while in the custody of the carrier. All shipping instructions of NUVELO shall be accompanied by the name and address of the recipient and the shipping date.

2.10	Subsequent Export: NUVELO represents that NUVELO is the owner of the goods that are consigned to BPS for contract manufacturing services. At no time does BPS assume ownership or title to the goods. Where the goods are destined for subsequent export or re-export, NUVELO, as owner of the goods, warrants that NUVELO is responsible for any subsequent export or re-export and will comply with all applicable U.S. laws and regulations relating to the export or re-export, including any applicable prohibition against unlawful transshipments. NUVELO and BPS each further agree that they shall not export or re-export any technical data received from the other Party or the direct product of such technical data to any proscribed country listed in the U.S. Export Administration Regulations unless export or re-export of such data is properly authorized or otherwise is permitted by the U.S. Government.

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 11 of 36	CONFIDENTIAL

2.11	Foreign Corrupt Practices Act: Each Party acknowledges that it is not the agent of the other Party and represents and warrants that it has not, and covenants that it will not, pay anything of value to any government employee in connection with the resale of the Drug Product, obtaining Components or performing its obligations under this Agreement.

2.12	Returns: NUVELO shall be promptly notified in writing by BPS of any Drug Product returned to BPS by third parties. Drug Product returned by third parties is the responsibility of NUVELO, subject to the other rights and remedies available to NUVELO under this Agreement, including, without limitation, replacement, refund, indemnity, and recall.

Article 3, Payment Terms.

3.1	Deposits and Payment for Drug Product and Development; Invoices:

3.1.1 If a Plan provides for a deposit to be made to BPS, NUVELO shall pay to BPS the deposit, if any, in accordance with the payment provisions for the deposit set forth in the applicable Plan. A deposit shall not exceed [        *        ] of the costs of the services for which the deposit is being made, as such costs are set forth in the applicable Plan. In the event of termination by NUVELO as a result of a material breach by BPS pursuant to Section 4.2.1, by NUVELO pursuant to Section 4.2.2.2 or as a result of a force majeure termination pursuant to Section 8.1, BPS shall reimburse to NUVELO the amount of any and all deposits under any then-current Plans, to the extent that there is any remainder after NUVELO has paid the fees due to BPS upon such termination as set forth in Section 4.4.

3.1.2 NUVELO shall pay to BPS the fees, costs and expenses set forth in each applicable Plan in accordance with the terms and conditions set forth in this Agreement and the applicable Plan for such payment. BPS shall invoice NUVELO for the fees, costs and expenses established in each applicable Plan, after the applicable fees, costs and expenses become due and payable in accordance with this Agreement and the applicable Plan.

3.1.3 Upon completion of filling of a Batch of Drug Product as set forth in the applicable Project Plan, BPS shall invoice NUVELO for the remainder of the Batch Purchase Price for such Batch in accordance with the terms set forth in Section 3.1.4. NUVELO shall pay, in full, the invoice for the remainder of the Batch Purchase Price in accordance with the terms set forth in Section 3.1.4, so long as: (i) [        *        ]; and (ii) NUVELO has not notified BPS, before the expiration of the Document Review Period, that the Batch is Non-Conforming. If NUVELO receives the Release Documentation later than [        *        ] then [        *        ] the Document Review Period, so

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 12 of 36	CONFIDENTIAL

long as NUVELO has not notified BPS that the Batch is Non-Conforming before the expiration of the Document Review Period. If NUVELO notifies BPS, before the expiration of Document Review Period, that the Batch is Non-Conforming, then: (a) [        *        ] the Document Review Period; and (b) [        *        ] set forth in the invoice will become due and payable, if: (1) the Parties, or an independent expert or independent laboratory in accordance with Section 6.1.3, determines that the Non-Conformity is not due to a BPS failure in accordance with Article 6, or (2) BPS has produced a conforming, replacement Batch, with payment due upon re-invoicing [        *        ] in accordance with Section 3.1.4.

3.1.4 Except as otherwise expressly provided in Section 3.1.3, NUVELO shall pay invoices for fees, costs and expenses due and payable in accordance with the applicable Plan and this Agreement before the expiration of [        *        ] days after the date of the invoice for those due and payable fees, costs and expenses, so long as BPS has sent [        *        ] the applicable invoice to NUVELO’s accounts payable department no later than [        *        ]. If an invoice is not received by NUVELO, [        *        ], to its accounts payable department, before the expiration of [        *        ] days after the invoice date, the invoice becomes due and payable [        *        ] the applicable invoice, except as otherwise expressly provided in Section 3.1.3. Any payment due under this Agreement in accordance with the terms and conditions of this Agreement that is not received in accordance with this Section 3.1.4 shall bear interest at the lesser of (a) the maximum rate permitted by law, or (b) [        *        ] per month on the outstanding balance. BPS shall provide NUVELO with a written response or resolution to any disputed invoices within [        *        ] days from notice from NUVELO of the dispute. Payments hereunder may be made by check or wire transfer.

3.2 Capital Equipment: Any and all costs associated with the purchase, delivery, handling, installation and maintenance of any capital equipment purchased in accordance with a Plan (“Capital Equipment”) shall be expressly set forth in the applicable Plan executed by both of the Parties, and the title to Capital Equipment belongs to NUVELO. BPS shall use commercially reasonable efforts to maintain all Capital Equipment in good working order, as further set forth in detail in the Quality Agreement.

3.3 Default in Payment Obligations: In addition to the remedies available to BPS in the event of a material breach of the Agreement by NUVELO, if NUVELO fails to make payments for undisputed invoices as set forth in Section 3.1.3 and 3.1.4 or undisputed cancellation fees, during the period in which NUVELO remains in default on the applicable payment, BPS may: [        *        ]; or [        *        ].

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 13 of 36	CONFIDENTIAL

If NUVELO defaults on undisputed payment obligations under this Agreement [        *        ], then, until NUVELO has been without a default on an undisputed payment obligation for [        *        ] BPS may require [        *        ]. Once NUVELO has been without a default in its undisputed payment obligations for a period of [        *        ] unless NUVELO has a subsequent default on an undisputed payment obligation. Upon [        *        ] BPS may again require [        *        ] until NUVELO has been without a default in its undisputed payment obligations for a continuous period of [        *        ].

3.4	Cancellation Fees: In the event of cancellation by NUVELO of the Production of any Batch set forth in a Project Plan or in the event of termination of this Agreement, except in the event of termination by NUVELO of a Plan or the Agreement for material breach by BPS pursuant to Section 4.2.1, termination of the Agreement pursuant to Section 4.2.2.2 or in the event of a force majeure termination pursuant to Section 8.1, NUVELO shall pay the Cancellation Fees as hereinafter set forth: (i) NUVELO is subject to a charge of [ * ] of the Batch Purchase Price if the Batch is canceled less than [ * ] weeks from the scheduled fill date set forth in the applicable Plan, (ii) a charge of [ * ] of the Batch Purchase Price if the Batch is canceled less than [ * ] from the scheduled fill date set forth in the applicable Plan, and (iii) a charge of [ * ] of the Batch Purchase Price if the Batch is canceled less than [ * ] from the scheduled fill date set forth in the applicable Plan. For purposes of the foregoing, one (1) week is equivalent to seven (7) calendar days.

3.5	Earned Value Analysis Report: Within five (5) business days after the end of each month, BPS will provide a financial earned value analysis report for that month to NUVELO. This report will summarize the approximate value of services provided to NUVELO for each stage of the Plans that BPS actively performed under during that month. NUVELO will use this information for monthly accrual purposes only.

Article 4, TERM, TERMINATION AND BANKRUPTCY.

4.1	Term: This Agreement commences on the Effective Date and continues until the Development and Production, as described in each Development Plan and Project Plan, have all been completed, unless sooner terminated pursuant to Section 4.2 (the “Term”).

4.2	Termination: This Agreement may be terminated as follows:

4.2.1	Termination for Breach. Either Party may terminate this Agreement upon the material breach of any provision of this Agreement by the other

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 14 of 36	CONFIDENTIAL

Party if such material breach is not cured by the breaching Party within [        *        ] days after receipt by the breaching Party of written notice of material breach for monetary defaults, and [        *        ] days after receipt by the breaching Party of written notice of material breach for non-monetary defaults (or such additional time as is reasonably necessary to cure such non-monetary default if and only if the breaching Party has commenced a cure within the [        *        ] day period and is diligently pursuing completion of such cure). At the option of the non-breaching Party, such termination may be with respect to the entire Agreement, or only with respect to the Plan that is subject to the material breach. ‘

4.2.2	Termination Without Cause and for BPS SOP Change.

4.2.2.1	NUVELO may terminate any Plan or this Agreement for any reason by providing [ * ] days prior written notice to BPS subject to the provisions of Sections 3.4 and 4.4.

4.2.2.2	NUVELO may terminate any Plan or this Agreement in accordance with the terms of Section 6.1.2, subject to the provisions of Section 4.4 and expressly not subject to the provisions of Section 3.4.

4.2.3	Termination for Force Majeure. Either Party may terminate this Agreement in accordance with the terms set forth in Section 8.1 subject to the provisions of Section 4.4.

4.3	Bankruptcy: The license granted under Section 11.5.1 of this Agreement, including amendments hereto, by BPS to NUVELO is, for purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), a license of rights to “intellectual property” as defined in Title 11.

4.4	Payment on Termination: In the event of the termination of this Agreement, NUVELO shall pay to BPS the actual cost to BPS of: (a) any BPS Supplied Components or Capital Equipment not already paid for by NUVELO, ordered by BPS in accordance with an applicable Plan prior to BPS’ date of receipt of the notice of termination and not cancelable at no cost to BPS, so long as such BPS Supplied Components or Capital Equipment are made reasonably available for delivery to NUVELO pursuant to Section 2.9 for [ * ] days after BPS’ date of receipt of such notice, whether or not NUVELO decides to take delivery of the BPS Supplied Components; (b) all work-in-process commenced by BPS prior to the date of receipt by BPS of notice of termination, but only work conducted in accordance with the terms and conditions of this Agreement and the applicable Plan, if this Agreement is being terminated for material breach by BPS or terminated in accordance with Section 4.2.2.2; and (c) all Released Drug Product delivered to NUVELO pursuant to Section 2.9, unless NUVELO is entitled to a refund of the Batch Purchase Price in accordance with the terms and conditions of Article 6.

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 15 of 36	CONFIDENTIAL

4.5	Return of Materials: Following any expiration or termination of this Agreement, BPS shall promptly ship all Deliverables, Capital Equipment and Master Batch Records to NUVELO at NUVELO’s cost and per NUVELO’s instructions. NUVELO shall make payment for costs and expenses due and payable to BPS in accordance with Sections 3.4 and 4.4, if applicable, in accordance with Sections 3.1.3 and 3.1.4.

4.6	Survival: Termination or expiration of this Agreement through any means or for any reason, shall be without prejudice to obligations previously accruing or the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement. The provisions of Articles 4, 7, 10 and 13 through 16, and Sections 3.1, 3.4, 3.5, 5.2, 5.3, 5.6, 5.8, 6.1 through 6.3, 11.1 through 11.4, 11.5.1, 11.6 through 11.9, 12.3, and 12.5 hereof survive expiration or termination of this Agreement for the period specified in the applicable section or article, or if no period is specified, the maximum amount of time permitted by applicable law.

Article 5, QCMD AND MANUFACTURING COMPLIANCE.

5.1	QCMD and Release Testing: At NUVELO’s cost and expense, BPS shall test, or cause to be tested by third parties in accordance with Section 5.2 and in accordance with the Specifications, each Batch of Drug Product Produced pursuant to this Agreement for Release before Final Release and delivery to NUVELO pursuant to Section 2.9. The QCMD shall contain the Certificate of Analysis for each Batch to be delivered, the items tested, the Specifications, and the test results. Any material change to an approved QCMD will be reviewed and approved by BPS and by NUVELO prior to the change being implemented. The Parties acknowledge that the following are examples of material changes to the QCMD: any change that is determined to be a material change to the QCMD in accordance with the Quality Agreement; and any change to a QCMD that is, involves or results in a change to any Specification. BPS shall confirm on the final page of the Released Executed Batch Record for each Batch that all Batch Production and control records have been reviewed and approved by the appropriate quality unit in accordance with the Quality Agreement. BPS shall send, or cause to be sent, the Release Documentation to NUVELO to enable NUVELO to determine whether the applicable Batch can be Finally Released and thereafter delivered to NUVELO’s carrier pursuant to Section 2.9 (unless Drug Product is shipped under quarantine at the written request of NUVELO pursuant to Section 2.9). As required by the FDA, NUVELO assumes full responsibility for Final Release of each Batch of Drug Product.

5.2	Use of Third Party Subcontractors: Except as expressly permitted in an applicable Plan, or proper amendment thereof, BPS shall not subcontract or otherwise assign any of its primary responsibilities regarding the formulation and fill of NUVELO’s Drug Product, except as permitted pursuant to Section 16.4. Should BPS be directed by NUVELO to subcontract, or should BPS otherwise

NUVELO	Page 16 of 36	CONFIDENTIAL

intend to subcontract to any third party its obligations regarding testing of NUVELO’s Drug Product done during Production, NUVELO and BPS will agree, in the applicable Plan, upon the laboratory or laboratories, or contractor or contractors, that shall perform such testing. If NUVELO requests testing to be done by any laboratory that is not a BPS-audited laboratory in good standing with BPS, then NUVELO shall contract with such laboratory, and any testing results of such laboratory will not be included by BPS on the Certificate of Analysis section of BPS’ QCMD, and such testing shall be removed from the scope of the applicable Plan and this Agreement. For the avoidance of doubt, the foregoing restrictions on subcontracting shall not be deemed to apply to individuals that work as individual contributors at BPS’ Bloomington, Indiana facility, and that are bound by contractual obligations to BPS to comply with all of the terms and conditions of this Agreement (“Leased Employees”). BPS is expressly liable for any breach of the terms of this Agreement by any of its Leased Employees, [        *        ]. BPS shall not engage or use any subcontractors or individuals or entities to perform under this Agreement that are not: BPS employees; Leased Employees; BPS-approved laboratories performing work under contract with BPS; subcontractors performing work for or at BPS’ facility in Bloomington, Indiana; or any other subcontractors authorized pursuant to this Section 5.2.

5.3	Manufacturing Compliance: BPS shall advise NUVELO immediately if an authorized agent of any regulatory body visits BPS’ manufacturing facility and makes an inquiry regarding BPS’ Production of Drug Product for NUVELO. NUVELO shall advise BPS immediately if an authorized agent of any regulatory body plans to visit, or accompany NUVELO on a visit to, BPS’ manufacturing facility. Manufacturing exceptions which occur during Production of Drug Product that do not cause the Production to be non-compliant with cGMP and do not prevent the Drug Product from being Finally Released shall not be deemed to cause such Drug Product to be Non-conforming.

5.4	Reserve Samples: NUVELO shall be responsible for obtaining and maintaining sufficient quantities of Bulk Drag Substance reserve samples and Drug Product reserve samples pursuant to cGMP.

5.5	Annual Quality Review: As part of NUVELO’s annual quality assurance audit, in accordance with Section 5.8, NUVELO shall evaluate, at least annually, the quality standards of Drug Product to determine the need for any changes in Specifications, manufacturing processes, and/or controlled documents. NUVELO shall supply BPS a copy of the final audit report, including any evaluation and recommendations incorporated in the report.

5.6	Distribution Records: BPS shall maintain distribution records that contain all of the appropriate information as specified in, and as necessary to comply with, cGMP.

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities NUVELO and Exchange Act of 1934, as amended.

NUVELO	Page 17 of 36	CONFIDENTIAL

5.7	Customer Complaints and Adverse Events: NUVELO, as required by cGMP, shall maintain all customer complaint and adverse event files. Any such complaints received by BPS shall be forwarded to NUVELO. NUVELO shall be responsible for the review of the complaint or adverse event to determine the need for an investigation or the need to report to the FDA as required by cGMP. NUVELO shall send to BPS all Drug Product performance or manufacturing-related complaints that relate to BPS’ Production which require investigation and shall provide to BPS reasonable samples of all Drug Product which is the subject of such complaints. BPS shall conduct an investigation for each Drug Product performance or manufacturing-related complaint for which BPS receives a sample and shall report findings and follow-up of each investigation to NUVELO. NUVELO shall make these complaint files available to BPS if and to the extent that they are required during an FDA inspection.

5.8	Audits and QP Access: NUVELO, upon prior written notice and during normal business hours, shall have the right to inspect and audit, once annually, BPS Batch records, the Master Batch Records, and the portions of BPS’ facility used for Production of Drug Product, as further specified in the Quality Agreement; provided, however that NUVELO shall have the right to perform an additional audit or audits or inspections of such Batch records and facility if such additional audit is for cause including without limitation the need to resolve issues raised in the immediately preceding annual audit. For the avoidance of doubt, the providing of certain financial information to NUVELO is addressed in Section 3.5. If NUVELO chooses to audit BPS more than once in a calendar year other than for cause, NUVELO will reimburse BPS for BPS’ reasonable expenses incurred in hosting the audit, [ * ], the audit is conducted [ * ]. All audited data will be treated as Confidential Information of BPS, and NUVELO shall not be permitted to remove or copy data without BPS’ prior written consent. NUVELO will be responsible for providing a Qualified Person (“QP”) for European Union regulatory compliance. Any individual or entity that is operating as NUVELO’s QP for the purposes of European Union regulations for the manufacture and sale of medicinal products will have reasonable access to BPS’ facilities and documentation related to the Production of Drug Product as necessary to conduct the individual or entity’s work as the QP. BPS will work with NUVELO’s QP as reasonably necessary to enable NUVELO’s QP to accomplish its duties as QP. This Section 5.8 survives any expiration or termination of this Agreement until [ * ].

5.9	Regulatory Compliance: BPS is responsible for compliance with, and shall comply with, all Applicable Laws. NUVELO shall be responsible for compliance with all Applicable Laws as they apply to NUVELO’s manufacture, use, and sale of Drug Product, which responsibility shall include, without limitation, all contact with the FDA regarding the foregoing, except to the extent expressly provided otherwise in the Quality Agreement.

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 18 of 36	CONFIDENTIAL

Article 6, ACCEPTANCE/RELEASE OF DRUG PRODUCT.

6.1	Non-Conforming Drug Product/Final Release: Within [ * ] days after the date of Production of any Batch pursuant to the Project Plan, BPS shall, if requested by NUVELO, promptly forward to NUVELO, or NUVELO’s designee, samples of such Batch. Within [ * ] days after receipt by NUVELO of the samples, if requested, or [ * ] days after receipt by NUVELO of the Release Documentation (this [ * ] day period referred to as the “Document Review Period”), whichever is later, NUVELO shall determine, based upon its review and evaluation of the Release Documentation, whether the Drug Product conforms to [ * ] (collectively, the “Product Requirements”). NUVELO is entitled to, but has no obligation to BPS to, perform any post-Release testing on Drug Product.

6.1.1	Determination of Final Release: A Batch of Released Drug Product shall be deemed to have been accepted by NUVELO and NUVELO shall have waived its right to revoke acceptance if: (a) in accordance with Section 6.1.3, the independent expert or laboratory determines that Drug Product conforms to the Product Requirements; or (b) NUVELO fails to notify BPS within the time period set forth in Section 6.1 above that the Batch of Drug Product does not conform to the Product Requirements.

6.1.2	Non-Conformities. If NUVELO believes a Batch of Drug Product does not conform to the Product Requirements, or if NUVELO believes that [ * ] that occurs after the relevant Project Plan was executed by the Parties (except [ * ] pursuant to this Section 6.1.2), caused the Drug Product to not meet [ * ] that were [ * ] (any such failure(s) or change(s) referred to individually as a “Non-conformity,” a Batch Produced with a Non-Conformity referred to as “Non-conforming”), NUVELO shall notify BPS in a writing setting forth a detailed description of why the Batch of Drug Product is Non-conforming and provide such written documentation to BPS via overnight courier delivery. Upon receipt of such notice, BPS will investigate such alleged Non-conformity, and: (i) if BPS agrees such Drug Product is Non-conforming, deliver to NUVELO a detailed corrective action plan with an estimated timeline for such corrections within [ * ] days after receipt of NUVELO’s written notice of Non-conformity, or such additional time as is reasonably required if such investigation or plan requires data from sources other than NUVELO or BPS, but in no case longer than the time established in Section 6.2 or (ii) if BPS disagrees with NUVELO’s determination that the Batch of Drug Product is Non-conforming, BPS shall so notify NUVELO of the dispute in writing

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 19 of 36	CONFIDENTIAL

within [        *        ] days after receipt of NUVELO’s notice of Non-conformity (any such dispute, and any dispute regarding the cause, or causes, of a Non-Conformity, referred to as a “Batch Dispute”). Notwithstanding any other language in this Article, NUVELO is [        *        ] and approved [        *        ]; and BPS is not responsible for [        *        ], so long as: (a) [        *        ]; (b) [        *        ] and (c) [        *        ], NUVELO has [        *        ]. If BPS [        *        ] NUVELO [        *        ], BPS shall have [        *        ] days from receipt thereof to notify NUVELO in writing or Electronically that BPS [        *        ] or will [        *        ]. If NUVELO does not receive [        *        ] from BPS before the expiration of [        *        ] days after [        *        ], NUVELO may, in its discretion, no later than [        *        ] days after [        *        ], send BPS a notice of termination of the Agreement in accordance with Section 4.2.2.2, which termination shall become effective [        *        ] days after receipt of the notice of termination by BPS. Once BPS receives [        *        ], BPS shall not [        *        ] until the earlier of [        *        ] NUVELO to [        *        ] of the [        *        ] the expiration of [        *        ] days after BPS’ receipt of [        *        ].

6.1.3	Batch Disputes. If NUVELO and BPS cannot resolve a Batch Dispute or agree upon an independent expert or laboratory to resolve a Batch Dispute before the expiration of [ * ] days after NUVELO receives BPS’ notice of a Batch Dispute, then each Party shall nominate an independent expert who shall not: be a current or former employee, consultant or agent of a Party; have an immediate family member who is an employee, consultant or agent of a Party; or have any financial interest in a Party. Promptly thereafter, those two (2) independent experts shall agree on a third independent expert who shall, or who shall select an independent third party laboratory to, conduct the work necessary to promptly resolve the Batch Dispute. Such referral shall be solely for the purpose of establishing whether or not the applicable Batch is Non-conforming, and the cause, or causes, of the Non-conformity. Each Party shall provide the independent expert or independent laboratory with all Information reasonably related to the Batch Dispute that is requested by the independent expert or independent laboratory for the resolution of the Batch Dispute, but excluding any confidential Information belonging to

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 20 of 36	CONFIDENTIAL

any other customer of BPS or any collaborator of NUVELO. The decision of the independent expert or laboratory, as set forth above, shall be made in writing and shall be binding upon the Parties. Whichever Party failed to accurately determine whether a Non-conformity existed, or if a Non-Conformity is confirmed to exist, whichever Party fails to accurately determine whether a BPS failure resulted in the Non-conformity, shall bear the full cost and expense associated with the hiring and performance of the independent experts and/or laboratory.

6.2	Remedies for Non-conforming Drug Product: In the event BPS agrees that the Batch of Drug Product is Non-conforming or the independent expert or independent laboratory determines that the Batch of Drug Product is Non-conforming, to the extent that the Batch is Non-conforming as a result of a failure by BPS to conform to the Product Requirements, or to the extent [ * ] caused the Drug Product not to conform to [ * ] (as set forth and limited by Section 6.1.2), as determined by the Parties or the independent expert or independent laboratory, at NUVELO’s option and discretion, BPS shall either: (i) refund the Batch Purchase Price of the Non-conforming Batch of Drug Product [ * ]; or (ii) at BPS’ cost and expense, (subject to NUVELO at its expense supplying the replacement Bulk Drug Substance), replace such Non-conforming Batch of Drug Product with a replacement Batch of Drug Product within sixty (60) calendar days from receipt of replacement Bulk Drug Substance from NUVELO, except that if the Non-conforming Batch, or any Non-conforming replacement Batch, did not result solely from a failure by BPS to conform to the Product Requirements, BPS’ consent to the Production of the replacement Batch, such consent not be unreasonably withheld, will need to be obtained before any replacement Batch of Drug Product is Produced.

6.3	Non-conforming Bulk Drug Substance: If a Batch of Drug Product is rejected by NUVELO, and such Batch of Drug Product’s failure to conform to the Product Requirements is the result of non-conforming Bulk Drug Substance, then the rejected Batch of Drug Product shall not be deemed to be Non- conforming as a result of a failure of BPS to conform to the Product Requirements.

6.4	Reproduction, Rework or Reprocessing: If during the Production of any Batch of Drug Product, any reproduction or reprocessing is required in order for the Batch to meet the Specifications for Drug Product, BPS shall conduct, at its sole cost and expense and subject to Section 6.2, such reproduction or reprocessing in compliance with Applicable Laws, cGMPs and the BLA. Any reproduction or reprocessing which is not covered by Applicable Laws, cGMPs or the BLA must be approved in writing by NUVELO prior to implementation. BPS shall not perform any rework of any kind whatsoever on any Batch without the prior written or prior Electronically-documented consent of an authorized representative of NUVELO. Unless reproduction, NUVELO-approved rework, or reprocessing, is required as a result of a Non-conformity, such reproduction,

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 21 of 36	CONFIDENTIAL

rework or reprocessing shall be set forth in an amendment to the applicable Plan and NUVELO shall be responsible for, and promptly reimburse BPS for the costs and expenses incurred for performance of such reproduction, NUVELO-approved rework, or reprocessing as such costs and expenses are set forth in the amendment to the applicable Plan. Reinspection, relabeling, or repackaging shall not be considered reproduction, rework, or reprocessing.

Article 7, DRUG PRODUCT RECALLS.

7.1	Drug Product Recalls: In the event NUVELO shall be required to recall any Drug Product because such Drug Product may violate local, state or federal laws or regulations, the laws or regulations of any applicable foreign government or agency or the Specifications for Drug Product, or in the event that NUVELO elects to institute a voluntary recall, NUVELO shall be responsible for coordinating such recall. NUVELO promptly shall notify BPS if any Drug Product is the subject of a recall as a result of any of the services performed in accordance with this Agreement and provide BPS with a copy of all documents relating to such recall. BPS shall cooperate with NUVELO in connection with any recall. To the extent a recall is caused by [ * ], or [ * ] and such recall occurs within [ * ] of the date of manufacture, BPS shall bear all reasonable costs and expenses associated with the recall [ * ]. Notwithstanding the foregoing, [ * ]

*	*
	*	*	*

*	*	*	*

*	*	*	*

*	*	*	*

*	*	*	*

*	*	*	*

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 22 of 36	CONFIDENTIAL

Article 8, FORCE MAJEURE.

8.1	Force Majeure Events: Failure of either Party to perform under this Agreement (except the obligation to make payments) shall not subject such Party to any liability to the other Party for delays in performance if such failure results from any cause outside the reasonable control of the affected Party, including acts of God, acts of terrorism, fire, explosion, flood, war, riot, sabotage, embargo, strikes or other labor trouble, compliance with any unanticipated order or regulation of any government entity, so long as written notice of such event is promptly given to the other Party and the affected Party uses commercially reasonable efforts to resume performance as soon as possible once the force majeure has resolved. The unaffected Party shall have no obligation to make any payments to the affected Party for the performance of work that has not been conducted, or has been delayed, due to the force majeure event until the performance of such work has been resumed by the affected Party. If the affected Party does not resume performance within [ * ] days after the force majeure event has resolved, the other Party may terminate this Agreement upon [ * ] days notice to the affected Party.

Article 9, CHANGES IN PRODUCTION.

9.1	Changes to DPS SOPs and Specifications for Drug Product: BPS shall provide NUVELO with [ * ] any proposed change to Specifications for Drug Product or the DPS SOPs. No changes to DPS SOPs or Specifications for Drug Product will be made without NUVELO’s prior written, or prior Electronically-documented, approval.

9.2	Drug Product-Specific Changes: If unanticipated facility, equipment, process or system changes are required of BPS as a result of requirements set forth by the FDA or any other Regulatory Authority, and such regulatory changes apply specifically and solely to the Production and supply of one (1) or more Drug Products, then NUVELO and BPS will review such requirements and agree in writing to such regulatory changes, and [ * ] the reasonable, actual costs thereof.

9.3	General Changes: If regulatory changes are required as a result of requirements set forth by the FDA or another Regulatory Authority, and such regulatory changes apply generally to one (1) or more Drug Products as well as to other products produced by BPS for itself or for third parties, then [ * ] of the reasonable cost of such regulatory changes [ * ] facility is dedicated to the Production of Drug Products during a calendar year period [ * ] other products, as shown by BPS written records.

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 23 of 36	CONFIDENTIAL

Article 10, CONFIDENTIALITY.

10.1	Prior Confidentiality Agreement. This Agreement, by reference, supersedes the Confidentiality Agreement signed by NUVELO and BPS on May 27, 2005, solely with respect to the subject matter of this Agreement.

10.2	Confidentiality. Except as otherwise expressly stated in this Article 10, Receiving Party will keep Confidential Information confidential and shall not disclose Confidential Information to third parties or publicly without Disclosing Party’s prior written consent. Except as otherwise expressly stated in this Article 10, Receiving Party shall not use, copy or distribute Confidential Information in any manner whatsoever, in whole or in part, except for the purposes of fulfilling its obligations under this Agreement. Without the prior written consent of the Disclosing Party, Receiving Party may disclose Confidential Information to its, and its Affiliates’, employees, Leased Employees and contractors authorized by Section 5.2, attorneys, accountants and agents (“Permitted Recipients”) who need to know Confidential Information for the purposes set forth in the Agreement and who are bound by obligations of confidentiality and non-use with respect to Confidential Information that are no less stringent than the terms and conditions set forth in this Agreement. Receiving Party will use at least the same level of care to protect Confidential Information as it uses to protect is own information of similar nature, but not less than a reasonable level of care. Receiving Party is liable for any breach of this Agreement by its Permitted Recipients. NUVELO may disclose Confidential Information to its collaboration partners upon BPS’ prior written consent, such consent not to be unreasonably withheld. BPS expressly consents to the disclosure of Confidential Information to NUVELO’s collaboration partner, Bayer Healthcare AG, and Bayer Healthcare AG is a Permitted Recipient of NUVELO. Unless otherwise expressly provided in this Agreement, Confidential Information is and remains the sole and exclusive property of the Disclosing Party. No provision of this Agreement shall be construed so as to preclude NUVELO from disclosing the Confidential Information of BPS as may be reasonably necessary to secure from any Regulatory Authority necessary approvals or licenses with respect to the Drug Product.

10.3	Permitted Disclosure: Each Party may disclose Confidential Information hereunder to the extent such disclosure is required to comply with applicable law, governmental regulations, court orders or, solely with respect to NUVELO, for the purpose of conducting pre-clinical or clinical trials, if and only if the Party required to make the disclosure of the other Party’s Confidential Information, except where impractical for necessary disclosures, for example in the event of a medical emergency, gives the Disclosing Party reasonable advance notice of the disclosure requirement and uses good faith efforts to assist the Disclosing Party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.

NUVELO	Page 24 of 36	CONFIDENTIAL

10.4	Limitation of Disclosure of Agreement: Except as otherwise may be authorized by Section 10.3 or required by, or necessary to comply with applicable laws, regulations, rules or orders, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) as set forth in Section 10.5 below, no information concerning this Agreement, the terms herein, or the transactions contemplated herein shall be made public by either Party without the prior written consent of the other.

10.5	Publicity and SEC Filings: Except as otherwise provided in Section 10.4 or this Section 10.5, any public announcement of the execution of this Agreement may only be by one or more press releases mutually agreed to by the Parties. Unless the prior written consent of the other Party is obtained, no Party shall, except as may be otherwise allowed under Section 10.3 or required by, or necessary to comply with any SEC filing requirements, in any manner disclose or advertise or publish or release for publication any statement mentioning the other Party or information contained in this Agreement, or the existence of this Agreement, or the fact that any Party has furnished or contracted to furnish the other Party the items required by this Agreement, or quote the opinion of any employee of the other Party. In the event a Party is required by any SEC filing requirements to disclose such information (the “Discloser”), or it is necessary to disclose such information to comply with any SEC filing requirements, the other Party (“Non-Discloser”) shall cooperate fully and in a timely manner with the Discloser with respect to all disclosures to the SEC; the Discloser will give the Non-Discloser a reasonable opportunity to review the information to be disclosed and provide the Discloser with proposals regarding requests for confidential treatment for such information. Notwithstanding anything else in this Agreement, NUVELO may disclose this Agreement, its terms, conditions and exhibits in filings with the SEC as necessary to comply with the rules and regulations promulgated by the SEC in all instances, without any limitation upon such disclosure. Notwithstanding anything else in this Article 10, either Party may communicate to its investors, third parties and the public any information disclosed publicly or made publicly available in accordance with this Article 10.

10.6	Duration of Confidentiality: All obligations of confidentiality and non-use imposed upon the Parties under this Agreement shall expire [ * ] years after the expiration or earlier termination of this Agreement.

10.7	Other Initiatives: Each Party understands that the other Party may have present or future initiatives, including initiatives with third parties, involving similar products, technologies or processes that compete with a product, technology or process contemplated or offered by the other Party. Accordingly, each Party acknowledges that, so long as the terms and conditions of this Agreement are not breached, nothing in this Agreement shall be construed as a representation or inference that the other Party will not develop for itself or enter into business relationships with other third parties, that involve products, technologies or processes that are similar or compete with any product, technology or process contemplated or offered by the other Party.

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 25 of 36	CONFIDENTIAL

Article 11, DELIVERABLES; INVENTIONS.

11.1	Existing Intellectual Property: Except as otherwise expressly set forth in this Agreement, each Party shall continue to own the patents, trademarks, copyrights, trade secrets and other intellectual property it owned on or before the Effective Date of this Agreement, without conferring any interests therein on the other Party. Without limiting the generality of the preceding sentence, NUVELO owns and shall retain all right, title and interest in and to its existing interests in any and all Drug Product, Bulk Drug Substance, Labeling and trademarks associated therewith, and any intellectual property rights of any kind, located anywhere in the world that claim or otherwise cover Drug Product, Bulk Drug Substance and Labeling, including without limitation any claim to a method of use of any of the preceding, or any formulation, dosage, administration or method of manufacture of the preceding (collectively, “NUVELO’s Intellectual Property”). Neither BPS nor any third party shall acquire any right, title or interest in NUVELO’s Intellectual Property by virtue of this Agreement or otherwise.

11.2	Inventions: “Invention” shall mean any innovation, invention, improvement, development, discovery, computer program, device, trade secret, method, know- how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

11.3	NUVELO Inventions: “NUVELO Inventions” shall mean all Inventions which are conceived, reduced to practice, or created: (a) solely by NUVELO or its Permitted Recipients during the term of this Agreement; or (b) by BPS or its Permitted Recipients in the course of performing BPS’ obligations under this Agreement either solely or jointly with NUVELO: (i) which embody modifications or improvements to the Drug Product or Bulk Drug Substance; or (ii) are methods of manufacture [ * ] manufacture of the Drug Product or Bulk Drug Substance. NUVELO Inventions are solely owned by NUVELO, and BPS assigns all right, title and interest it may have in and to NUVELO Inventions to NUVELO. NUVELO has the right, but not the obligation, to seek patent and any other form of applicable intellectual property protection, at its sole expense, for any NUVELO Inventions. BPS will take all actions reasonably necessary to vest in NUVELO all right, title and interest in and to the NUVELO Inventions. All Material Deliverables are owned by NUVELO and Information Deliverables which are [ * ] are deemed to be NUVELO Confidential Information.

11.4	BPS Inventions: “BPS Inventions” shall mean all Inventions, other than NUVELO Inventions, which are conceived, reduced to practice, or created solely by BPS and its Permitted Recipients in the course of performing their obligations under this Agreement. BPS Inventions shall be solely owned by BPS.

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 26 of 36	CONFIDENTIAL

11.5	License Grants:

11.5.1	BPS hereby grants to NUVELO a non-exclusive [ * ] worldwide, [ * ] license, with the right to sublicense through multiple levels of sublicensees, under and to all BPS Inventions, to research, develop, conduct clinical trials for, formulate, manufacture, test, seek regulatory approval for, market, commercialize, make, have made, use, sell, offer for sale, import, distribute and otherwise exploit the Bulk Drug Substance and any final dosage, capped, packaged or labeled form of the BDS.

11.5.2	NUVELO hereby grants to BPS a non-exclusive license, without the right to sublicense except to sublicensees pre-approved in writing by NUVELO in accordance with Section 5.2, to use NUVELO’s Intellectual Property and NUVELO Inventions during the Term of this Agreement solely as necessary to perform Production and Development for NUVELO in accordance with the terms and conditions of this Agreement and any applicable Plans, and for no other use or purpose.

11.6	Jointly Owned Inventions: All Inventions, other than NUVELO Inventions, which are conceived, reduced to practice, or created in the course of the performance of the Agreement jointly by the Parties or jointly by a least one (1) Permitted Recipient of each of the Parties, who would be or are properly named as co-inventors under the laws of the United States on any patent application claiming such Inventions, shall be owned jointly by the Parties. Each Party shall have full rights to exploit such Inventions for its own commercial purposes without any obligation or accounting to the other. The Parties shall share equally (50:50) in the cost of mutually agreed patent filings with respect to all such jointly owned Inventions. The decision to file for patent coverage on jointly owned Inventions shall be mutually agreed upon, and the parties shall select a mutually acceptable patent counsel to file and prosecute patent applications based on such jointly owned Inventions. If at any time one Party no longer desires to pay for patent costs associated with a patent or patent application that is jointly-owned in accordance with this Section 11.6 (“Discontinuing Party”), the Discontinuing Party will notify the other Party in writing and assign all right, title and interest in such patent or patent application to the other Party to this Agreement, and the Discontinuing Party will have no further obligation with respect to such patent costs effective the date assignment of the patent or patent application to the other Party becomes effective.

11.7	Disclaimer: Except as otherwise expressly provided in this Article 11, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as: (i) a grant, transfer or other conveyance by either Party to the other of any right, title, license or other interest of any kind in any Inventions or other intellectual property, (ii) creating an obligation on the part of either Party to make any such grant, transfer or other conveyance, or (iii) requiring either Party to participate with the other Party in any cooperative development program or project of any kind or to continue with any such program or project.

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 27 of 36	CONFIDENTIAL

11.8	Rights in Inventions: Except as provided otherwise in Section 11.6 (Jointly Owned Inventions), the Party owning any Invention in accordance with this Article 11 is entitled to control the drafting, filing, prosecution, maintenance and enforcement of any intellectual property, including patents, covering or claiming the Invention in any territory, including without limitation decisions about the countries in which to file patent applications or any other forms of intellectual property protections. Costs associated with the intellectual property protection activities described in this Section 11.8 shall be borne by the sole owner. Each Party will cooperate with the filing Party in the filing and prosecution of patent applications and other forms of intellectual property, at the filing Party’s cost and expense. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications and the other forms of intellectual property. The owner of any Invention in accordance with this Article 11 has no obligation to account to or obtain consent from the other Party to this Agreement with respect to any activities related to, or any compensation paid to the owner in relation to any Invention, but shall not grant any rights in any Inventions which would conflict with the licenses granted in Section 11.5.

11.9	Confidentiality of Intellectual Property and Inventions: Inventions, and any intellectual property that covers or claims Inventions, including without limitation patents and patent applications, shall be deemed to be the Confidential Information of the Party owning such Inventions. The protection of each Party’s Confidential Information is described in Article 10. It shall be the responsibility of the Party preparing a patent application to use reasonable efforts to limit the disclosure of the other Party’s Confidential Information in any patent application. Should a Party need to disclose the other Party’s Confidential Information to comply with a patent office’s disclosure requirements the Party must first obtain the written permission of the other Party to use or disclose the other Party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application and such permission shall not be unreasonable withheld or delayed. NUVELO is entitled to disclose BPS Inventions to sublicensees of the license granted in Section 11.5.1.

Article 12, REPRESENTATIONS AND WARRANTIES.

12.1.	Mutual Representations: Each Party hereby represents and warrants to the other Party that: (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such Party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

NUVELO	Page 28 of 36	CONFIDENTIAL

12.2	BPS Warranties: BPS represents and warrants that: (a) Drug Product shall be Produced in accordance with cGMP, all Applicable Laws [ * ], and has not been adulterated or misbranded by BPS within the meaning of the FD&C Act; (b) to its actual knowledge as of the Effective Date, BPS has no knowledge of any (i) patents or other intellectual property rights that would be infringed by BPS’ performance of BPS SOPs or (ii) proprietary rights of third parties which would be violated by BPS’ performance of BPS SOPs; and (c) BPS shall promptly notify NUVELO at such time as it reasonably becomes aware of any infringement or violation discussed in subsection (b) above. BPS represents and warrants that it has obtained (or will obtain prior to Producing Drug Product), and will remain in compliance with during the Term of this Agreement, all permits, licenses and other authorizations (the “Permits”) which are required under federal, state and local laws, rules and regulations applicable to the Production of pharmaceutical products generally. BPS shall have no obligation to obtain Permits relating to the sale, marketing, distribution or use of Bulk Drug Substance or Drug Product, or with respect to the Labeling of Drug Product. BPS makes no representation or warranty with respect to the sale, marketing, distribution or use of the Bulk Drug Substance or as to printed materials specified by NUVELO or its consignee.

12.3	Disclaimer of Warranties: Except for those express representations and warranties set forth in Sections 12.1 and 12.2 and the other Sections of this Agreement, BPS makes no representations or warranties, written, oral, express or implied, with respect to Drug Product or the Development and Production of Drug Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY BPS. NO WARRANTIES OF BPS MAY BE CHANGED BY ANY REPRESENTATIVES OF BPS. NUVELO accepts Drug Product subject to the terms hereof.

12.4	NUVELO Warranties: NUVELO warrants that: (a) it has the right to give BPS any information provided by NUVELO hereunder, and BPS is permitted to use such information for the Production and Development of Drug Product in accordance with the terms and conditions of this Agreement; (b) to its actual knowledge as of the Effective Date, NUVELO has no knowledge of any: (i) patents or other intellectual property rights that would be infringed by BPS’ Production of Drug Product under this Agreement, but excluding infringement arising out of BPS’ performance of BPS SOPs, or (ii) proprietary rights of third parties which would be violated by BPS’ performance hereunder, but excluding infringement arising out of BPS’ performance of BPS SOPs; (c) to the actual knowledge as of the Effective Date of the members of NUVELO’s manufacturing group, the members of NUVELO’s manufacturing group have no knowledge of any: (i) patents or other intellectual property rights that would be infringed by BPS’ performance of BPS SOPs, or (ii) proprietary rights of third parties which would be violated by BPS’ performance of BPS SOPs; (d) NUVELO shall

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 29 of 36	CONFIDENTIAL

promptly notify BPS at such time as it reasonably becomes aware of any infringement or violation discussed in subsection (b) above; and (e) NUVELO’s manufacturing group shall promptly notify BPS at such time as it reasonably becomes aware of any infringement or violation discussed in subsection (c) above. NUVELO further warrants that, to the best of its knowledge, the Bulk Drug Substance provided to BPS hereunder (1) conforms to the Specifications for BDS; and (2) is not adulterated or misbranded within the meaning of the FD&C Act.

12.5	Disclaimer of Warranties: Except for those express representations and warranties set forth in Section 12.1 and 12.4 and the other Sections of this Agreement, NUVELO makes no representations or warranties, written, oral, express or implied, with respect to Drug Product, Bulk Drug Substance, NUVELO Supplied Components or the Development and Production of Drug Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY NUVELO. NO WARRANTIES OF NUVELO MAY BE CHANGED BY ANY REPRESENTATIVES OF NUVELO. BPS accepts BDS and NUVELO Supplied Components subject to the terms hereof.

Article 13, LIMITATION OF LIABILITY AND WAIVER OF SUBROGATION.

13.1	Limitation of Liability:

13.1.1	Each Party’s sole and exclusive remedies for a material breach of this Agreement are those remedies expressly set forth in this Agreement. A Party is entitled to make a claim for, and obtain as appropriate in the determination of the court or judicial body deciding the claim, direct damages and equitable remedies for a material breach of the terms and conditions of Articles 10 or 11.

13.1.2	BPS Limitation of Liability. Except as expressly provided in Articles 6, 7 or 14 or Sections 3.1.1 or 13.1.1, under no circumstances shall BPS be liable under this Agreement for loss of use or profits or other collateral, special, consequential or other damages, losses, or expenses, including, but not limited to, the cost of cover, in connection with, or by reason of, the Production and delivery of Drug Product under this Agreement, whether such claims are founded in tort or contract. All claims by NUVELO for breach or default under this Agreement shall be brought within [ * ] after the cause of action accrued, or shall be deemed waived.

13.1.3	NUVELO Limitation of Liability. Except as expressly provided in Sections 2.4 3.4, 4.4, 13.1.1 or Article 14, under no circumstances shall NUVELO be liable under this Agreement for loss of use or profits or other

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 30 of 36	CONFIDENTIAL

collateral, special, consequential or other damages, losses or expenses, whether such claims are founded in tort or contract. All claims by BPS for breach or default under this Agreement shall be brought within [        *        ] after the cause of action accrued, or shall be deemed waived.

13.2	Waiver of Subrogation: All BPS Supplied Components and equipment used by BPS in the Production of Drug Product, other than Capital Equipment and those Components and equipment that are either paid for by NUVELO or specifically stated in this Agreement to be owned by NUVELO (collectively, the “BPS Property”), shall at all times remain the property of BPS and BPS assumes risk of loss for BPS Property until, and solely with respect to such BPS Property that is, delivered to NUVELO’s designated carrier as specified under Section 2.9. BPS hereby waives any and all rights of recovery against NUVELO and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to BPS Property to the extent the loss or damage is covered or could be covered by insurance (whether or not such insurance is described in this Agreement). NUVELO assumes all risk of loss for all NUVELO Supplied Components, all Bulk Drug Substance supplied by NUVELO, and all Drug Product (collectively, the “NUVELO Property”), except as expressly stated in Article 6. NUVELO hereby waives any and all rights of recovery against BPS and its Affiliates, and against any of their respective directors, governors, members, officers, employees, agents or representatives, for any loss or damage to the NUVELO Property to the extent the loss or damage is covered or could be covered by insurance (whether or not such insurance is described in this Agreement), except as expressly stated in Article 6.

Article 14, INDEMNIFICATION.

14.1	NUVELO Indemnification: NUVELO shall indemnify, defend and hold harmless BPS and its Affiliates, and any of their respective directors, officers, employees, contractors authorized by Section 5.2 and agents (collectively, the “BPS Indemnified Parties”) from and against any and all liabilities, penalties, claims, judgments, demands, actions, disbursements of any kind and nature, suits, losses, damages, costs and expenses (including, without limitation, reasonable attorney’s fees) resulting from or arising out of property damage or personal injury (including without limitation death) of third parties (collectively, the “Claims”), including Claims [ * ], that result from or arise out of: (a) the storage, promotion, labeling, marketing, distribution, use or sale of Bulk Drug Substance or Drug Product, (b) from NUVELO’s negligence or willful misconduct, (c) NUVELO’s breach of its obligations under this Agreement, (d) any claim that the Production of Drug Product by BPS violates the patent, trademark, copyright or other proprietary rights of any third party, or (e) the inherent clinical and pharmacological properties of the Bulk Drug Substance or Drug Product; except in each case of (a) through (e) above, to the extent BPS is obligated to indemnify, defend and hold harmless NUVELO with respect to such Claims under Section 14.2 and/or 14.3. BPS Indemnitees shall fully cooperate

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 31 of 36	CONFIDENTIAL

with NUVELO in the defense or settlement of any Claims under this Section 14.1; provided, however, that no BPS Indemnitee shall be required to admit fault or responsibility in connection with any settlement. BPS Indemnitees shall have the right to select and to obtain representation by separate legal counsel at its own expense.

14.2	BPS Indemnification: Subject to Section 14.3, BPS shall indemnify, defend and hold harmless NUVELO and its Affiliates and any of their respective directors, officers, employees, subcontractors and agents (collectively, the “NUVELO Indemnified Parties”) from and against any and all Claims to the extent that such Claims result from or arise out of: (a) BPS’ negligence or willful misconduct, (b) BPS’ breach of its warranties or obligations set forth in this Agreement, or (c) any claim that BPS’ use of BPS’ intellectual property in the Production of Drug Product violates the patent, trademark, copyright or other proprietary rights of any third party. NUVELO Indemnitees shall fully cooperate with BPS in the defense or settlement of any Claims under this Section 14.2; provided, however, that no NUVELO Indemnitee shall be required to admit fault or responsibility in connection with any settlement. NUVELO Indemnitees shall have the right to select and to obtain representation by separate legal counsel at its own expense.

14.3	Joint Liability: In the event that an obligation to indemnify arises under both Sections 14.1 and 14.2, liability will be [ * ] in accordance with [ * ]; provided, however, that [ * ].

14.4	Indemnitee Obligations: A Party (the “Indemnitee”) which intends to claim indemnification or defense under this Article 14 shall notify the other Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee or any of its Affiliates, or any of their respective directors, officers, employees, subcontractors, or agents, intend to claim such indemnification no later than [ * ] days after Indemnitee received notice of such Claim; provided, however, that failure to provide such notice within [ * ] days shall not relieve the Indemnitor of any of its obligations hereunder unless and to the extent the Indemnitor’s ability to indemnify or defend against the Claim is prejudiced by such failure. The Indemnitee shall permit, and shall cause its Affiliates, and their respective directors, officers, employees, subcontractors and agents to permit, the Indemnitor, at its discretion, to settle any such Claim and have complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the Indemnitee’s rights hereunder, or impose any obligations on the Indemnitee in addition to those set forth herein, in order for it to exercise such rights, without Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed. No such Claim shall be settled by an Indemnitee without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The Indemnitee, its Affiliates, and their respective directors, officers,

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 32 of 36	CONFIDENTIAL

employees, subcontractors and agents shall fully cooperate with the Indemnitor and its legal representatives in the investigation and defense of any such Claim covered by the indemnification obligations of this Article 14. The Indemnitee shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection, at its own cost and expense.

Article 15, INSURANCE.

15.1	Insurance: NUVELO shall maintain, during the Term of this Agreement and for a period [ * ] beyond the expiration date of Finally Released Drug Product, Commercial General Liability Insurance, including without limitation, Product Liability and Contractual Liability coverage (the “NUVELO Insurance”). The NUVELO Insurance shall cover amounts not less than [ * ] combined single limit and shall be with an insurance carrier with an [ * ]. BPS shall be named as an additional insured on the NUVELO Insurance and NUVELO promptly shall deliver a certificate of NUVELO Insurance and endorsement of additional insured to BPS evidencing such coverage. If NUVELO fails to furnish such certificates or endorsements, or if at any time during the Term of this Agreement BPS is notified of the cancellation, termination or lapse of the NUVELO Insurance, and NUVELO fails to rectify the same within [ * ] days after notice from BPS, in addition to all other remedies available to BPS hereunder, BPS, at its option, may obtain the NUVELO Insurance and NUVELO promptly shall reimburse BPS for the cost of the same. Any deductible and/or self- insurance retention shall be the sole responsibility of NUVELO.

15.2	BPS Insurance: BPS is, and shall during the Term of this Agreement remain, self-insured for the type of liability that could arise under Article 14 (Indemnification Article) of this Agreement. BPS is, and shall during the Term of this Agreement remain, self-insured up to no less than [ * ].

15.3	No Limitation: In no event will the liability of either Party be limited to that which is recoverable by insurance.

Article 16, GENERAL PROVISIONS.

16.1	Notices: All notices hereunder shall be delivered by facsimile (confirmed by overnight delivery), or by overnight delivery with a reputable overnight delivery service, to the following address of the respective Parties:

If to NUVELO:	Nuvelo, Inc.
201 Industrial Road, Suite 310
San Carlos, CA 94070
Attn: Legal Department

Telephone: (650)517-8000
Facsimile: (650) 517-8001

[ * ] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

NUVELO	Page 33 of 36	CONFIDENTIAL

If to BPS:	Baxter Pharmaceutical Solutions LLC
927 South Curry Pike
Bloomington, IN 47403
Attn: Contract Management

Telephone: (812) 333-0887
Facsimile: (812) 332-3079

Notices shall be effective on the date of transmission if sent by facsimile, and on the date of delivery to the overnight delivery service if sent by overnight delivery. A Party may change its address listed above by notice to the other Party given in accordance with this Section 16.1.

16.2	Entire Agreement; Amendment: The Parties hereto acknowledge that this Agreement, the Plans and the Quality Agreement set forth the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof, including without limitation, the Confidentiality Agreement signed by the Parties on May 27, 2005. No modification of any of the terms of this Agreement or any of the Plans or any amendments of the preceding, shall be deemed to be valid unless in writing and signed by a duly authorized representative of both Parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

16.3	Waiver: None of the provisions of this Agreement shall be considered waived by any Party hereto unless such waiver is agreed to, in writing, by authorized representatives of both Parties. The failure of a Party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any Party hereto.

16.4	Assignment: This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the Parties. This Agreement shall not be assigned or transferred, in whole or in part, by either Party without the prior written consent of the other Party, except that no consent shall be required from the other Party in the case of a merger, consolidation or sale of all of the assets of the Party seeking such assignment or transfer that relate to the business covered by this Agreement and the resulting entity assumes all of the rights and obligations under this Agreement. Either Party may, without such consent, assign this Agreement to an Affiliate that is being assigned all or substantially all of the assets of the assigning Party that relate to the business covered by this Agreement, if and only if such Affiliate assumes all obligations of the assigning Party under this Agreement. No assignment shall relieve any Party of responsibility for the

NUVELO	Page 34 of 36	CONFIDENTIAL

performance of its obligations hereunder. Any transfer or assignment that is not consistent with the terms and conditions of this Section 16.4 is null and void.

16.5	Taxes: NUVELO shall pay all national, state, and municipal sales taxes assessed upon or levied against the sale of Drug Product to NUVELO pursuant to this Agreement or the sale or distribution of Drug Product by NUVELO (or at NUVELO’s sole expense, defend against the imposition of such taxes). BPS shall notify NUVELO of any sales taxes that any governmental authority is seeking to collect from BPS, and NUVELO may assume the defense thereof in BPS’ name, if necessary, and BPS shall fully cooperate in such defense to the extent of the capacity of BPS, at NUVELO’s expense. BPS shall pay all national, state, municipal or other taxes, other than sales taxes, resulting from the Production of and sale by BPS of the Drug Product to NUVELO under this Agreement, including but not limited to, gross income, adjusted gross income, supplemental net income, gross receipts, property taxes, excess profit taxes, or other similar taxes.

16.6	Independent Contractor: BPS is and shall act as an independent contractor for NUVELO in providing the services required hereunder and a Party hereto shall not be considered an agent or partner of, or joint venturer with, the other Party. Unless otherwise expressly provided to the contrary in this Agreement, BPS shall furnish all expertise, labor, supervision, machinery and equipment necessary for performance hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities.

16.7	Governing Law: In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of Delaware, without regard to the principles of conflicts of laws. The courts of the State of Delaware shall have personal jurisdiction over the Parties hereto in all matters arising hereunder, and venue for such suit will be in a state or federal court located in the state of Delaware.

16.8	Attorney’s Fees: The successful Party in any litigation or other dispute resolution proceeding to enforce the terms and conditions of this Agreement may be awarded, in the discretion of the judicial body adjudicating the dispute, reasonable attorney’s fees and related costs involved in connection with such litigation or dispute resolution proceeding.

16.9	Severability: In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

16.10	Headings, Interpretation, Counterparts: The headings used in this Agreement are for convenience only and are not intended to limit or expand on the meaning of the language contained in the particular article or section. This Agreement may ineffective to the extent of such violation without invalidating any other provision hereof.

NUVELO	Page 35 of 36	CONFIDENTIAL

16.10	Headings, Interpretation, Counterparts: The headings used in this Agreement are for convenience only and are not intended to limit or expand on the meaning of the language contained in the particular article or section. This Agreement may be executed in two (2) or more counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Drug Product Development and Clinical Supply Agreement takes effect on the Effective Date when it has been executed by the duly-authorized representatives of the Parties.

NUVELO, INC.		BAXTER PHARMACEUTICAL SOLUTIONS LLC

By:	/s/ Michael D. Levy	By:	/s/ Joel A. Tune
Name:	Michael Levy, M.D.	Name:	Joel A. Tune
Title:	SR. Vice President	Title:	Vice President
Date:	5 May 2006	By:	May 2, 2006

NUVELO	Page 36 of 36	CONFIDENTIAL